Exhibit 21

COCA-COLA BOTTLING CO. CONSOLIDATED

LISTING OF SUBSIDIARIES AS OF JANUARY 1, 2017

Entity	State of Incorporation /Organization	Date of Incorporation /Organization	Owned By	Ownership Percentage
CCBCC, Inc.	Delaware	12/20/1993	Coca-Cola Bottling Co. Consolidated	100.0%
CCBCC Operations, LLC	Delaware	10/15/2003	Coca-Cola Bottling Co. Consolidated	100.0%
Chesapeake Treatment Company, LLC	North Carolina	6/5/1995	CCBCC Operations, LLC	100.0%
Coca-Cola Ventures, Inc.	Delaware	6/17/1993	Coca-Cola Bottling Co. Consolidated	100.0%
Consolidated Beverage Co.	Delaware	1/8/1997	Coca-Cola Bottling Co. Consolidated	100.0%
Consolidated Real Estate Group, LLC	North Carolina	1/4/2000	Coca-Cola Bottling Co. Consolidated	100.0%
Data Ventures, Inc.	North Carolina	9/25/2006	Coca-Cola Bottling Co. Consolidated	100.0%
Heath Oil Co., Inc.	South Carolina	9/9/1986	CCBCC Operations, LLC	100.0%
TXN, Inc.	Delaware	1/3/1990	Data Ventures, Inc.	100.0%
Tennessee Soft Drink Production Company	Tennessee	12/22/1988	CCBCC Operations, LLC	100.0%
Piedmont Coca-Cola Bottling Partnership	Delaware	7/2/1993	Coca-Cola Ventures, Inc.	77.3%
CCBC of Wilmington, Inc.	Delaware	6/17/1993	Piedmont Coca-Cola Bottling Partnership	100.0%
Swift Water Logistics, Inc.	North Carolina	4/24/2006	Coca-Cola Bottling Co. Consolidated	100.0%
Data Ventures Europe BV	Netherlands	1/23/2007	Data Ventures, Inc.	100.0%
Equipment Reutilization Solutions, LLC	North Carolina	4/12/2010	CCBCC Operations, LLC	100.0%
Red Classic Services, LLC	North Carolina	11/19/2010	Coca-Cola Bottling Co. Consolidated	100.0%
Red Classic Equipment, LLC	North Carolina	11/19/2010	Red Classic Services, LLC	100.0%
Red Classic Transportation Services, LLC	North Carolina	11/19/2010	Red Classic Services, LLC	100.0%
Red Classic Transit, LLC	North Carolina	11/19/2010	Red Classic Transportation Services, LLC	100.0%
Red Classic Contractor, LLC	North Carolina	11/19/2010	Red Classic Transportation Services, LLC	100.0%